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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                       Date of Report:  December 16, 1996




                               QUIXOTE CORPORATION
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              (Exact name of registrant as specified in its charter)




                                    Delaware
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                   (State or other jurisdiction of incorporation)




              0-7903                                       36-2675371
    ----------------------------                  ---------------------------
      (Commission File Number)                         (I.R.S. Employer
                                                    Identification Number)




               One East Wacker Drive, Suite 3000, Chicago, IL  60601
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               (Address of principal executive offices)     (zip code)




                                 (312) 467-6755
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              (Registrant's telephone number, including area code)

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Items 1-4.  Not Applicable.

Item 5.  Other Events.

     On December 8, 1996, Quixote Corporation entered into an agreement to sell substantially all of the assets of its subsidiary, Disc Manufacturing, Inc., for approximately $80 million in cash to Cinram, Inc. and its Canadian parent company, Cinram Ltd., as set forth in the press release attached hereto and incorporated herein as Exhibit A. Cinram Ltd. is a Toronto-based manufacturer of prerecorded multimedia products, including CDs, CD-ROMs and audio and VHS video cassettes.

     In connection with the purchase, Quixote and Disc Manufacturing, Inc. will retain certain liabilities, including, but not limited to, those associated with the following litigation: Disc Manufacturing, Inc. et al. v. Massey et al., CV-90-H-01029-NE (U.S. District Court for the Northern District of Alabama); Disc Manufacturing, Inc. et al. v. Massey et al., CV90-1214L (Madison County Circuit Court, Alabama); Thomson S.A. v. Time Warner et al., No. 94-83 (U.S. District Court for the District of Delaware); DiscoVision Associates v. Disc Manufacturing, Inc., No. 95-21 (U.S. District Court for the District of Delaware); Disc Manufacturing, Inc. v. Pioneer and DiscoVision, No. 95-0306 (U.S. District Court for the Central Court of California-consolidated with No. 95-21 described above); and Resort Video v. LaserVideo, Inc., No. 74659 (Superior Court of California for the County of Los Angeles). Quixote and Disc Manufacturing, Inc. will retain all benefits, rights and causes of action arising from such litigation.

     The transaction, which is subject to Quixote stockholder approval and Hart-Scott-Rodino review, is expected to close in 90 days.



Items 6-8.  Not Applicable.

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                                      EXHIBIT A

               QUIXOTE SELLS COMPACT DISC SUBSIDIARY TO CINRAM LTD.
                    FOR $80 MILLION IN ALL CASH TRANSACTION

           Company Will Expand Highway Safety Business and Reduce Debt


     CHICAGO, IL., December 9, 1996 - Quixote Corporation (Nasdaq:QUIX) today announced that it has entered into a definitive agreement to sell substantially all the assets of its Disc Manufacturing, Inc. (DMI) subsidiary for approximately $80 million in cash to Cinram, Ltd. (Nasdaq:CNRMF), an independent manufacturer of multimedia products based in Toronto, Canada.
DMI, an independent U.S. manufacturer of compact discs (CDs) and CD-ROM discs, had sales of $82.4 million in the fiscal year ending June 30, 1996 and $20.5 million in the first quarter ending September 30, 1996 of fiscal 1997. The sale, subject to approval by Quixote shareholders, is expected to be completed in 90 days.

     Philip E. Rollhaus, Jr., Quixote's Chairman, commented: "Our decision to sell DMI allows Quixote to focus our resources on the broad highway products and highway safety markets, where, we believe, there exists a high potential for profitable growth through acquisitions and increased investments in new products. Indeed, we shall now intensify our efforts to take advantage of the position and strong profitability of our core business, Energy Absorption Systems, Inc., as a leading, premier manufacturer of highway safety products both here and abroad to increase our product portfolio so as to serve a broader highway products market through our well-established and proven sales and distribution channels.

     "Our decision to sell DMI was influenced by the increasing competition that has affected the CD industry. In response to these dynamics, we believe that the industry will be moving towards consolidation and we have decided to recommend to our shareholders that we accept Cinram's offer to purchase DMI. The sale will expand Cinram's CD and CD-ROM presence in the United States while complementing Cinram's current product offerings in video and audio cassette duplication. We believe the transaction offers clear strategic benefits to both companies."

     Mr. Rollhaus added that a portion of the sale proceeds will be used to reduce Quixote's debt, thereby strengthening the Company's balance sheet.

     The Company noted that, although a final determination can not be made until after closing, the current estimate is that the transaction would provide for receipt of approximately 95% of book value of the assets conveyed after providing for expenses and other accounting adjustments required by the transaction.

     Cinram Ltd. is one of the world's largest manufacturers of prerecorded multimedia products, including music CDs, CD-ROMs and audio and VHS video cassettes, with sales of $270 million (Canadian) in fiscal 1995. The company has manufacturing facilities in Canada, the United States, France and Mexico.

     Quixote Corporation is a diversified technology company composed of Disc Manufacturing, Inc., a leading manufacturer of CDs and CD-ROM discs in the United States, and Energy Absorption Systems, Inc., the world's leading manufacturer of energy-absorbing highway and truck-mounted impact attenuators and related highway safety products.

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                                   SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               QUIXOTE CORPORATION
                                               -------------------

                                               /s/   Daniel P. Gorey
                                               ---------------------
                                               By:   Daniel P. Gorey
                                               Its:  Chief Financial Officer,
                                                     Vice President and
                                                     Controller
                                               Date: December 16, 1996